Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Stock Option and Grant Plan, 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan of EQRx, Inc. (formerly known as CM Life Sciences III, Inc.) of our report dated August 25, 2021, with respect to the consolidated financial statements of EQRx, Inc. included in the Registration Statement (Form S-1 No. 333-261786) and related Prospectus of EQRx, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts

February 23, 2022